EXHIBIT 3(i)
Articles of Incorporation

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

XINO CORPORATION

The undersigned hereby certifies that:

1.           He is the President of Xino Corporation, a Delaware corporation.

2.           The corporation’s present name is Xino Corporation.  The corporation was originally incorporated under the name “Cita Biomedical, Inc.”  The date of filing of the corporation’s original Certificate of Incorporation with the Delaware Secretary of State was April 26, 2002.

3.           The Certificate of Incorporation of this corporation is amended and restated to read as follows:

ARTICLE I

The name of this corporation is AsherXino Corporation.

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is 40 E. Division Street, Suite A, Dover, DE  19901, County of Kent.  The name of its registered agent at such address is Paracorp Incorporated.

ARTICLE III

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the Delaware Corporations Code.

ARTICLE IV

The total number of shares that this corporation is authorized to issue is 300,000,000 shares of common stock with a par value of $0.01 per share (“Common Stock”).  Effective at the time of filing with the Secretary of State of the State of Delaware of this Amended and Restated Certificate of Incorporation, each share of this corporation’s Common Stock, issued and outstanding, shall be automatically and without any action on the part of the respective holders thereof be converted into one and one-half (1.5) share of Common Stock of this corporation.

ARTICLE V

Except as otherwise provided in this Amended and Restated Certificate of Incorporation or as provided by law, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

ARTICLE VI

No director shall be personally liable to this corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.  Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.  No amendment to or repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any director of this corporation for or with respect to any acts or omissions of such director prior to such amendment.

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4.           The foregoing Amended and Restated Certificate of Incorporation has been approved by the Board of Directors of this corporation.

5.           The foregoing Amended and Restated Certificate of Incorporation has been approved by the holders of the requisite number of shares of this corporation in accordance with Section 242 of the Delaware General Corporation Law.  The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock.

6.           The foregoing Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 245 of the Delaware General Corporation Law.

The undersigned certifies under penalty of perjury under the laws of the State of Delaware that he has read the foregoing Amended and Restated Certificate of Incorporation and knows the contents thereof, and that the statements therein are true.

/s/ Michael C. Hinton
Michael C. Hinton, President
Dated: June 19, 2009